Exhibit 99.2

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

QUARTERLY REPORT

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Condensed Consolidated Balance Sheets

(In thousands of Euros, except share and per share data, unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	€6,009	€4,865
Short-term investments	2,422	2,435
Accounts receivable, net	7,396	5,704
Prepaid expenses and other current assets	523	443
Total current assets	16,350	13,447
Non current assets:
Property and equipment, net	1,892	1,766
Deferred income tax assets	362	307
Other assets	103	539
Total non current assets	2,357	2,612
Total assets	€18,707	€16,059
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	€529	€1,476
Accrued expenses and other current liabilities	6,141	4,607
Total current liabilities	6,670	6,083
Non-current liabilities:
Deferred taxes	163	163
Total non-current liabilities	163	163
Stockholders’ equity:
Common stock, €6.02 par value; 52,736 shares and 43,877 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	317	264
Additional paid-in capital	4,534	1,587
Accumulated other comprehensive income	6,828	7,946
Stockholders’ equity attributable to majority stockholders	11,679	9,797
Non-controlling interest	195	16
Total stockholders’ equity	11,874	9,813
Total liabilities and stockholders’ equity	€18,707	€16,059

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Condensed Consolidated Statements of Operations

(In thousands of Euros, except share and per share data, unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	€15,024	€12,756
Cost of revenue	(9,541)	(8,520)
Gross profit	5,483	4,236
Operating expenses:
Advertising and marketing	(386)	(525)
Sales	(640)	(634)
Technology and development	(682)	(680)
General and administrative	(2,531)	(2,470)
Depreciation and amortization	(124)	(111)
Income /(Loss) from operations	1,120	(184)
Interest (expense) / income, net	(10)	7
Foreign currency transaction loss	(84)	—
Net income / (loss) before taxes	1,026	(191)
Income tax (benefit) provision	(195)	(13)
Net income / (loss)	€831	€(204)
Add: Net income / (loss) attributable to the non-controlling interest	20	25
Net income / (loss) attributable to majority stockholders	€811	€(229)
Net income /(loss) per share, basic and diluted	€16.12	€(4.65)

Weighted-average shares used to compute basic and diluted net income /(loss) per share	51,555	43,877

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Condensed Consolidated Statements of Comprehensive Income

(In thousands of Euros, unaudited)

	Three Months Ended March 31,
	2018	2017
Net income / (loss)	€831	€(204)
Other comprehensive income / (loss), net of tax:
Cumulative translation adjustment	(57)	(33)
Other comprehensive income (loss), net of tax	(57)	(33)
Non-controlling interest	20	25
Comprehensive income /(loss) attributable to majority stockholders	€754	€(262)

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share data, unaudited)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Non- controlling	Total Stockholders’
	Shares	Amount	Capital	Income / (loss)	interest	Equity
Balance as of December 31, 2017	43,877	264	1,587	7,946	16	9,813
Other comprehensive income, net of tax		—	—	(57)	—	(57)
Issuance of common stock	8,859	53	2,947	—	—	3,000
Acquisition of non-controlling interest		—	—	(1,848)	159	(1,689)
Other movements		—	—	(24)	—	(24)
Net income / (loss)		—	—	811	20	831
Balance as of March 31, 2018	52,736	€317	€4,534	€6,828	€195	€11,874

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Condensed Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows used in operating activities:
Net profit / (loss)	€831	€(204)
Adjustments to reconcile net profit /(loss) to net cash used in operating activities:
Depreciation and amortization	124	111
Foreing Excahnge (gain) / loss	84	—
Changes in operating assets and liabilities:
Accounts receivable	(1,717)	956
Prepaid expenses and other current assets	(84)	(76)
Accounts payable	(933)	226
Accrued expenses and other current liabilities	1,576	(279)
Net cash used in operating activities	(119)	734
Cash flows (used in) provided by investing activities:
Purchase of property and equipment	(253)	(111)
Purchase of other current assets	—	(47)
Proceeds form sale of property and equipment	—
Proceeds from sale of other current assets	449	98
Net cash (used in) provided by investing activities	196	(60)
Cash flows (used in) provided by financing activities:
Proceeds for issuance of common stock	3,000	—
Purchase of non-controlling interest	(1,872)	—
Net cash (used in) provided by financing activities	1,128	—
Net (decrease) increase in cash and cash equivalents	1,205	674
Foreign exchange difference	(61)	260
Cash and cash equivalents at beginning of the period	4,865	4,509
Cash and cash equivalents at end of the period	€6,009	€5,443

Income taxes paid	€—	€—
Interest paid	€10	€7

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Description of Business

ADVANCE MEDICAL-HEALTHCARE MANAGEMENT SERVICES, S.A. (together with its consolidated subsidiaries, “Advance Medical”, or the “Company”) was incorporated in Spain in November 13, 1999 under name Centro Médico Virtual, S.A. On March 30, 2004 the Company changed its company name to the current name. The Company’s principal executive offices are located in Barcelona, Spain as a leading telehealth company.

During January 2018, the parent company has completed the acquisition of the remaining percentages attributed to minority interests of the company Advance Medical Inc. (USA).

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) regarding interim financial reporting.  Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated. The interim results for the three months ended March 31, 2018 are not necessarily indicative of results for the full 2018 calendar year or any other future interim periods. As such, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2017.

The consolidated balance sheet at December 31, 2017 was derived from the audited financial statements at that date, but does not include all of the disclosures required by GAAP.

The unaudited condensed consolidated financial statements include the results of Advance Medical-Healthcare Management Services, S.A. and its subsidiaries. The detail of subsidiaries consolidated for the three months period ended March 31, 2018 and the year ended December 31, 2017, are as follows:

	Country		Ownership % Direct stockholding		Amount of stockholding (in thousands of Euros)
Name of subsidiary	location	Name of holder company	3/31/2018	12/31/2017	3/31/2018	12/31/2017

Advance Medical Inc.	USA	Advance Medical-Health Care Management Services, S.A.	100	90.38	2,800	1,111
Advance Medical Hungary KFT	Hungary	Advance Medical-Health Care Management Services, S.A.	100	80.87	38	38
Advance Medical—Serviços de Consultoria e Gestão de Dados Lda	Brazil	Advance Medical-Health Care Management Services, S.A.	99.9	99.6	11	11
Advance Medical-Health Care Management Services Chile, S.A.	Chile	Advance Medical-Health Care Management Services, S.A.	99.9	99	205	205
Advance Medical-Health Care Management Consulting (Shanghai) Co., Ltd.	China	Advance Medical-Health Care Management Services, S.A.	100	100	810	810
AMHMS — Health Care Management Services, S.A.	Portugal	Advance Medical-Health Care Management Services, S.A.	100	100	50	50

All intercompany transactions and balances have been eliminated upon consolidation.

The Company adopted ASU 2014-09, Revenue from Contracts with Customers during the quarter ended March 31, 2018, as described below. There have been no other changes to the significant accounting policies described in the consolidated financial statements and accompanying notes for the year ended December 31, 2017 that have had a material impact on the unaudited condensed consolidated financial statements and related notes.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the revised guidance requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The revised guidance is effective for the Company beginning in the quarter ending March 31, 2018; early adoption is allowed. The revised guidance is required to be applied retrospectively to each prior reporting period presented or modified retrospectively applied with the cumulative effect of initially applying it recognized at the date of initial application. The Company adopted this standard on January 1, 2018 utilizing the modified retrospective approach. The Company underwent a process of identifying the various types of revenue streams, performed an evaluation of the components of the associated contractual arrangements and determined that the adoption of the new standard had no impact on the condensed consolidated financial statements . See Note 3 “Revenue”, for further information.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on the unaudited condensed consolidated financial statements .

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.

Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect the carrying value of long-lived assets.

Segment Information

The Company’s Chief Executive Officer (“CEO”), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable segment—health services. Revenue earned by foreign operations outside of Spain were €5.2 million and €4.6 million for the three months period ended March 31, 2018 and 2017, respectivelty. Long-lived assets of foreign operations totaled €0.7 million as of March 31, 2018 (€0.5 million as of December 31, 2017).

Revenue Recognition

On January 1, 2018, we adopted Accounting Standards (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective method. The adoption of ASU 2014-09 had no impact on our consolidated financial position, results of operations or cash flows.

The Company generates most of its revenue from clients on a contractually recurring, per-member-per-month, subscription access fee basis. Certain of the company’s clients contracts generate revenues on a per case basis.  Subscription access fees but also general medical and other specialty visit fees are paid by the Company’s clients on behalf of their employees, dependents, policy holders, cardholders, beneficiaries or themselves.

The Company recognizes access fees on a monthly basis when the following criteria are met: (i) there is an executed subscription agreement, (ii) the member is eligible to the service, (iii) the services are performed, (iv) collection of the fees is reasonably assured and (v) the amount of fees to be paid by the Client is fixed and determinable. The Company’s agreements generally have a term of one year with automatic renewal.

Subscription Access Revenue

Subscription access revenue recognition commences on the date that the Company’s services are made available to the Client, which is considered the starting date, provided all the other criteria described above are met. Historically, the Company has not paid any material amounts related to performance guarantees.

The Company’s contracts do not generally contain refund provisions for fees earned related to services performed. In the USA (Advance Medical Inc.) the Company has contracts where it commits to performance guarantees that could potentially diminish revenues. Historically, clients have never executed on them.

Cost of Revenue

Cost of revenue primarily consists of fees paid to the providers, costs incurred in connection with the Company’s Provider network operations center activities, which include employee-related expenses (including salaries and benefits) as well as costs related to medical records, magnetic resonance imaging, medical lab tests, translation, postage and medical malpractice insurance.

Cost of revenue is driven primarily by the number of general medical visits, expert second opinions and other specialty visits completed in each period. Many of the elements of the cost of revenue are relatively variable and semi-variable, and can be reduced in the near-term to offset any decline in our revenue. Our business and operational models are designed to be highly scalable and leverage variable costs to support revenue-generating activities. While we currently expect to continue to enhance our Provider network operations center as well as our sales and technology capabilities to support business growth, we believe our increased investment in automation and integration capabilities and economies of scale in our Provider network operations center operating model, will position us to grow our revenue at a greater rate than our cost of revenue.

Technology and Development Expenses

Technology and development expenses include personnel and related expenses for software engineering, information technology infrastructure, security and compliance and product development. Technology and development expenses also include outsourced software engineering services, the costs of operating our on-demand technology infrastructure and licensed applications. Our technology and development expenses exclude certain allocations of occupancy expense as well as depreciation and amortization.

General and Administrative Expenses

General and administrative expenses include personnel and related expenses of professional fees incurred by our executive, finance, product development, operations and human resources departments. They also include most of the facilities costs including utilities and facilities maintenance. Our general and administrative expenses exclude any allocation of depreciation and amortization.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. The Company’s cash and cash equivalents generally consist of investments in money market funds. Cash and cash equivalents are stated at fair value.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the collection history and age of each outstanding invoice of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The Company has not booked any allowance for doubtful accounts for the three months period ended March 31, 2008 and for the year ended December 31, 2017.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective asset as follows:

Computer equipment	4 years
Licenses and trademarks	10 years
Furniture and equipment	10 years
Other assets	4 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives of the improvements

Maintenance and repairs are charged to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

Internal-Use Software

Internal-use software is included in intangible assets and is amortized on a straight-line basis over 4 years. For the Company’s development costs related to its software development tools that enable its members and Providers to interact, the Company capitalizes costs incurred during the application development stage. Costs related to minor upgrades, minor enhancements and maintenance activities are expensed as incurred.

Foreign Currency

The functional currency for each of our foreign subsidiaries is the local currency. All assets and liabilities denominated in a foreign currency are translated into Euros at the exchange rate on the balance sheet date. Revenues and expenses are translated at the weighted average exchange rate during the period. Cumulative translation gains or losses are included in stockholders’ equity as a component of accumulated other comprehensive income (loss) . For the three months period ended March 31, 2018, realized foreign exchange gain was €0.1 million (€0.3 million foreign exchange gain for the year ended December 31, 2017) and was recognized in the Company’s unaudited consolidated statement of operations.

Income Taxes

The Company accounts for income taxes using the liability method, under which deferred tax assets and liabilities are determined based on the future tax consequences attributable to differences between the financial reporting carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards and net operating loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

The Company recognizes and measures uncertain tax positions using a two- step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a regular basis. Its evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues. The Company’s policy is to include interest and penalties related to unrecognized tax benefits as a component of interest expense, net in the consolidated statements of operations.

H.R. 1, new tax legislation, commonly referred to as the Tax Cuts and Jobs Act, was enacted on December 22, 2017. Authoratative accounting guidance requires companies based in the US to recognize the effect of tax law changes in the period of enactment. The Tax Act included significant changes to the Internal Revenue Code of 1986, as amended, including amendments which significantly change the taxation of business entities. ASC 740, Accounting for Income Taxes, requires companies to recognize the effect of tax law changes in the period of enactment. Beginning with the quarter ended March 31, 2018, the Company are calculating tax expense in the US affiliate based on the newly enacted U.S. statutory rate of 21%.

Comprehensive Income / (Loss)

Comprehensive income / (loss) consists of net loss and cumulative translation gains or losses. Unrealized gains or losses are net of any reclassification adjustments for realized gains and losses included in the consolidated statements of operations.

Net income /(Loss) Per Share

Basic net income /(loss) per share is computed by dividing the net income /(loss) by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock and outstanding stock options, warrants and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

Warranties and Indemnification

The Company’s arrangements generally include certain provisions for indemnifying clients against liabilities if there is a breach of a Client’s data or if the Company’s service infringes a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as a director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer liability insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Advertising and Marketing Expenses

Advertising and marketing include all communications and campaigns to the Company’s clients and members, digital advertising and related employees’ costs and are expensed as incurred. For the three months period ended March 31, 2018 and 2017, advertising expenses were €0.4 million and €0.5 million, respectively.

Sales Expenses

Sales expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel and account management and sales support in addition to commissions paid to external brokers. Sales expenses exclude certain allocations of occupancy expense as well as depreciation and amortization.

Concentrations of Risk and Significant clients

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Also the Company deposits its cash with several financial institutions in Spain and in foreign countries.The Company’s short-term investments mostly are comprised of investments funds with maturity durations of one year or less.

Revenue from clients located in Spain for the three months period ended March 31, 2018 and 2017 were €9.8 million and €8.1 million, respectively. Revenue from clients located outside Spain for the three months period ended March 31, 2018 and 2017 were €5.2 million and €4.6 million, respectively.

One Client represented between 10%-13% of revenue for the three months period ended March 31, 2018 and for the year ended December 31, 2017.

No Client represented over 10% of accounts receivable at March 31, 2018 and December 31, 2017.

The Company has policies to ensure that sales are made to customers with an appropriate credit track record.

Note 3. Revenue

The Company generates most of its revenue from clients on a contractually recurring, per-member-per-month, subscription access fee basis. Certain of the company’s clients contracts generate revenues on a per case basis.  Subscription access fees but also general medical and other specialty visit fees are paid by the Company’s clients on behalf of their employees, dependents, policy holders, cardholders, beneficiaries or themselves.

The Company recognizes revenue from contracts with customers based on the following five steps:

1)             Identification of the contract, or contracts, with a customer

2)             Identification of all performance obligations in the contract

3)             Determination of the transaction price

4)             Allocation of the transaction price to the performance obligations in the contract

5)             Recognition of revenue as we satisfy a performance obligation

The Company’s agreements generally have a minimum term of one year. The majority of clients renew their contracts following their first year of services. Revenues are recognized when the Company satisfies its performance obligation to stand ready to provide telehealth services which occurs when the Company’s clients and members have access to and obtain control of the telehealth service. The Company generally bills for the telehealth services on a monthly basis with payment terms generally being 30 days and there are not significant differences between the timing of revenue recognition and billing. Consequently, the Company has determined that client contracts do not include a financing component. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service and this may include a variable transaction price as the number of members may vary from the initial billing. Based on historical experience, the Company estimates this amount which is recorded as a component of revenue.

Subscription access revenue accounted for approximately 95% of our total revenue during both of the quarters ended March 31, 2018 and 2017.

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Quarters Ended March 31,
	2018	2017
Subscription Access Fee
Spain	€9,136	€7,684
International Operations	5,267	4,479
Visit Fee Revenue
Other Specialty Visit (Expert Medical Opinion and other)	621	593
Total	€15,024	€12,756

As of March 31, 2018, accounts receivable related to virtual healthcare services, net of allowance for doubtful accounts, were €7.4 million (€5.7 million as of December 31, 2017). The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on historical experience, specific account information and other currently available evidence. The Company has not booked any allowance for doubtful accounts for the three months period ended March 31, 2018 and for the year ended December 31, 2017

For certain virtual healthcare service products, payment is required for future months before the telehealth services access is delivered to the member. The Company records deferred revenue when cash payments are received in advance of the Company’s performance obligation to provide telehealth service access. The net increase of €1.1 million in the deferred revenue balance for the three months ended March 31, 2018 is primarily driven by cash payments received or due in advance of satisfying the Company’s performance obligations, offset by revenue recognized that were included in the deferred revenue balance at the beginning of the period. The Company anticipates that it will satisfy most of its performance obligation associated with the deferred revenue within the prospective fiscal year.

The Company’s contracts do not generally contain refund provisions for fees earned related to services performed. In the USA (Advance Medical Inc.) the Company has contracts where it commits to performance guarantees that could potentially diminish revenues. Historically, clients have never executed on them. For the three months ended March 31, 2018, revenue recognized from performance obligations related to prior periods for the aforementioned changes in transaction price or client performance guarantees, was not material.

Note 4. Business acquistion

During the first quarter of the year 2018, the parent company has proceeded to the acquisition of the remaining 9.62% of participation in Advance Medical Inc. (USA) so at the date of preparation of the present unaudited condensed consolidated financial statements, the Parent company owns 100% of such participation. The consideration paid has totalled $2.1 million.

The increase in ownership of a subsidiary without resulting in a change in control, as described above, is accounted for as an equity transaction according to ASC 810-10-45-23 and thus not following the acquisition method of accounting. That is, the carrying amount of the noncontrolling interest is adjusted to reflect the controlling interest’s increased ownership interest in the subsidiary’s net assets which remain unchanged. Any difference between the consideration paid by the parent to a noncontrolling interest holder and the adjustment to the carrying amount of the noncontrolling interest in the subsidiary is recognized directly in equity (booked under Other comprehensive income, see Condensed Consolidated Statements of Stockholders’ Equity) and attributable to the controlling interest.

Note 5. Property and Equipment, Net

Property and equipment, net, consist of the following (in thousands):

	As of
	March 31,	December 31,
	2018	2017
Computer equipment and computer software	€1,844	1,697
Furniture and equipment and leasehold improvements	2,698	2,637
Construction in progress	59	51
Total	3,179	3,105
Accumulated depreciation	(2,789)	(2,698)
Intangible assets, net	€1,892	€1,766

Depreciation expense for the quarters ended March 31, 2018 and 2017 was €0.1 million and €0.1 million, respectively.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of
	March 31, 2018	December 31, 2017
Professional, consulting, legal, marketing fees and others	€2,035	€1,279
Deferred revenue	1,635	484
Wages and salaries	942	1,643
Taxes payable and other tax liabilities	1,280	1,201
Total	€5,892	€4,607

Operating Leases

The Company leases office space under non-cancelable operating leases in the Spain and various international locations. As of March 31, 2018 and December 31, 2017, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

	As of
	March 31, 2018	December 31, 2017

Until 1 year	€212	€212
Until 2 years	165	165
Until 3 years	165	165
Until 4 years	168	168
Until 5 years	169	169

All of the total future minimum lease payments relate to facilities space. The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Deferred rent represents the difference between actual operating lease payments due and straight-line rent expense. The excess is recorded as a deferred rent liability in the early periods of the lease, when cash payments are generally lower than straight-line rent expense, and are reduced in the later periods of the lease when payments begin to exceed the straight-line expense. The Company also accounts for leasehold improvement incentives within its deferred rent liability. Rent expense for the quarters ended March 31, 2018 and 2017 was €0.3 million and €0.25 million, respectively.

Note 7. Fair Value Measurements

The Company measures its financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

The Company measures its cash equivalents at fair value on a recurring basis. The Company classifies its cash equivalents and certain short term investments within Level 1 because they are valued using observable inputs that reflect quoted prices for identical assets in active markets and quoted prices directly in active markets.

The Company measures certain of its short-term investments at fair value on a recurring basis and classifies such as Level 1. They are valued using observable inputs that reflect quoted prices directly in active markets. These short-term investments corresponds to the fair value of the participation which the parent company holds in the DWS Fondeposito Plus class A investment fund and investments in short term deposits in financial entities.

Other non-current assets for an amount of € 0.1 million as of March 31, 2018 and €0.5 million as of December 31, 2017, classified as Level 2, primarily corresponded to the outstanding amount of loans granted to some of the stockholders of the parent company after the sale, with effect from January 9, 2015 of the own shares of the parent company, which totaled €0.4 million. Mentioned loans accrued interest Euribor 3 months plus a 1.1 percentage points margin and expired January 9, 2025. On January 19, 2018, said loans have been fully paid.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis using the above input categories (in thousands):

	March 31, 2018
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	€6,009	€—	€—	€6,009
Short-term investments	2422	—	—	2,422
Other non-current assets	€—	€103	€—	€103

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	€4,865	€—	€—	€4,865
Short-term investments	2,435	—	—	2,435
Other non-current assets	€—	€539	€—	€539

There were no transfers between fair value measurement levels during the three months period ended March 31, 2018 and the year ended December 31, 2017.

Note 8. Common Stock and Stockholders’ Equity

Capitalization

As of March 31, 2018, the Parent Company’s share capital consisted of 52,736issued common shares (43,877 shares as of December 31, 2017), with €6.02 par value each. For each common share held, the stockholder has the right to one vote at the stockholders’ meetings.

Effective January 19, 2018 the authorized number of shares of the Company’s common stock was increased from 43,877 to 52,736 shares. At the date of preparation of the present unaudited consolidated annual accounts, the companies involved directly or indirectly in a percentage equal to or greater than 10% in the share capital of the parent company is Advance Holdco Limited and Peralsi, S.L.

Additional paid-in capital

This reserve has no restrictions and is fully distributable.

Note 9. Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items arising in that quarter.

In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, the Company makes a cumulative adjustment in that quarter.

The Company’s provision for income taxes and effective tax rates were as follows:

	Quarter ended March 31,
	2018	2017
Provision for income taxes	€257	€67
Income before income taxes	1,275	24
Effective tax rate	20.2%	35.8%

The corporate income tax rate applicable to the Group is predominantly 25%. The income tax rate applicable to the majority of income of foreign subsidiaries ranges from 25% to 35%.

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to income before provision for income taxes.

As of March 31, 2018, the Company has a valuation allowance of approximately €0.7 million against most of the net deferred tax assets from the US affiliate, for which realization cannot be considered more likely than not at this time (€0.7 million as of December 31, 2017). The Company has recognized net deferred tax assets for an amount of €0.3 million as of March 31, 2018 and December 31, 2017, respectively. The deferred tax liability is the result of the temporary difference resulting from the depreciation of the investment in subsidiaries, which is not tax deductible until its reversal.

The Company will continue to evaluate all evidence in all jurisdictions in future periods to determine if a change in valuation allowance against its deferred tax assets is warranted.

In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and past financial performance. The US affiliate remains in a significant cumulative loss position as of March 31, 2018 and, as a result, management believes a significant valuation allowance against all domestic net deferred tax assets as of March 31, 2018 and December 31, 2017. The valuation allowance against these deferred tax assets may require adjustment in the future based on changes in the mix of temporary differences, changes in tax laws, and operating performance. If and when the Company determines the valuation allowance should be released (i.e., reduced), the adjustment would result in a tax benefit reported in that period’s Condensed Consolidated Statements of Operations, the effect of which would be an increase in reported net income. The amount of any such tax benefit associated with release of our valuation allowance in a particular reporting period may be material.

Note 10. Commitments and Contingencies

Legal Proceedings

There are no legal proceedings pending against or involving the Company that in management’s opinion, based on the current known facts and circumstances, are expected to have a material adverse effect on the Company’s condensed consolidated financial position, cash flow, or results from operations.

Note 11. Subsequent Events

On May 31, 2018, Teladoc, Inc. completed the acquisition of 100% of the shares of the Company. The aggregate purchase price of the acquisition was $353.1 million.